Exhibit 99.1

Photo attachment: Richard Daingerfield, Peapack-Gladstone Financial Corporation Board Member

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF A NEW DIRECTOR

BEDMINSTER, N.J. – August 22, 2014 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Richard Daingerfield to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective August 21, 2014. Mr. Daingerfield recently retired from Citizens Financial Group, Inc., Boston, Massachusetts, where he served as executive vice president and general counsel, leading a 50 person in-house legal team, and was a member of executive and risk committees for the organization.

Mr. Daingerfield began his legal career as an associate attorney with Wilentz, Goldman & Spitzer before joining the legal department of National Westminster Bank in New York City in 1986. He held positions of increasing responsibility at NatWest, including senior vice president and general counsel of National Westminster Bancorp NJ and, from 1996 to 2000, executive vice president and chief legal officer of NatWest Group Holdings Corporation. After The Royal Bank of Scotland acquired NatWest in 2000, Mr. Daingerfield was appointed executive vice president and chief legal officer of The Royal Bank of Scotland NY Branch, a position he held until he was named executive vice president and general counsel of Citizen Financial Group, Inc. in 2010.

Mr. Daingerfield is an expert in corporate governance, executive management, risk management, corporate banking and commercial banking. He has broad legal experience in all aspects of commercial and retail banking, including international and domestic private banking.

Mr. Daingerfield was recently appointed adjunct professor of commercial lending law at the Boston University Law School’s Center for Law and Public Finance. He is the founder and chairman of the Council of the General Counsels of Major Foreign-Owned US Retail & Commercial Banks. He is a member of the American Bar Association Banking Law Committee, where he previously served as chairman of its Commercial & Real Estate Lending Subcommittee. Mr. Daingerfield is a former member of the Institute of International Bankers Legislative and Regulatory Policy Committee, a former chairman of the NJ State Bar Association Banking Law Section and Financial Transactions Committee and a former chairman of the NJ Bankers Association Compliance Committee.

“Mr. Daingerfield is a welcomed addition to our Board of Directors,” commented F. Duffield Meyercord, Chairman of the Board, “his knowledge and tenure will prove invaluable as we progress through our strategic plan and continue to make our mark as New Jersey’s private bank.”

A lifelong resident of NJ, Mr. Daingerfield holds a Bachelor of Arts degree with highest honors from Rutgers College, New Brunswick, NJ, where he was a business administration major; and a Juris Doctorate from the University of Pennsylvania Law School, Philadelphia, PA.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.40 billion as of June 30, 2014. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact: Denise M. Pace-Sanders, Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.